SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   Form 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): November 3, 2000



                            GENESEE & WYOMING INC.
              (Exact Name of registrant specified in its charter)

Delaware                 0-20847                06-0984624
(State or other          (Commission File       (I.R.S. Employer
Jurisdiction of          Number)                Identification No.)
Incorporation)

                              66 Field Point Road
                         Greenwich, Connecticut 06830
                   (Address of principal executive offices)
                 Registrant's telephone number: (203) 629-3722


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ITEM 5.   OTHER EVENTS

     On November 3, 2000, Genesee & Wyoming Inc. ("GWI") acquired an indirect 21.87% equity interest in Empresa Ferroviaria Oriental, S.A ("Oriental") increasing its stake in Oriental to 22.55%. Oriental is a railroad serving eastern Bolivia and connecting to railroads in Argentina and Brazil. The Company previously acquired a 0.68% indirect interest in Oriental on September 30, 1999 through its 47.5% ownership interest in Latin American Rail LLC.

     GWI's portion of the Oriental investment is composed of $6.66 million in cash, the assumption of non-recourse debt of $10.8 million at an interest rate of 7.67%, and a non-interest bearing contingent payment of $450,000 due in 3 years if certain financial results are achieved. The cash used by GWI to fund such investment was obtained from GWI's existing revolving credit facility and available working capital under the Third Amended and Restated Revolving Credit and Term Loan Agreement of GWI dated as of August 17, 1999, among GWI, Australia Southern Railroad Pty. Limited, Quebec Gatineau Railway Inc., Compania de Ferrocarriles Chiapas-Mayab, S.A. de C.V., the Guarantors, the Lending Institutions listed on Schedule II thereto, Fleet National Bank (formerly known as Bank Boston, N.A.) and Bank One (formerly known as The First National Bank of Chicago), as amended, and from GWI's working capital.


ITEM 7.   EXHIBITS

          Exhibit 99.1 Press release dated November 6, 2000 announcing that Genesee & Wyoming Inc. has completed its previously announced investment in Empresa Ferroviaria Oriental, S.A., a railroad serving eastern Bolivia and connecting to railroads in Argentina and Brazil.














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

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               GENESEE & WYOMING INC.
                               (Registrant)


                               By: /s/ Mortimer B. Fuller, III
                               Name:   Mortimer B. Fuller, III
                               Title:  Chairman and Chief Executive Officer


November 21, 2000































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

                               INDEX TO EXHIBITS

Exhibit
Number         Exhibit Title

99.1 Press release dated November 6, 2000 announcing that Genesee & Wyoming Inc. has completed its previously announced investment in Empresa Ferroviaria Oriental, S.A., a railroad serving eastern Bolivia and connecting to railroads in Argentina and Brazil.






































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